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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 22, 2004

Cellegy Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

349 Oyster Point Boulevard, Suite 200 South San Francisco, California (Address of Principal Executive Offices)	94080 (Zip Code)

Registrant's telephone number, including area code: (650) 616-2200

Same
(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

        On October 26, 2004, Cellegy Pharmaceuticals, Inc. (the "Company" or "Cellegy") filed a Report on Form 8-K reporting the completion of the Company's acquisition of Biosyn, Inc. ("Biosyn"), pursuant to an Agreement and Plan of Share Exchange dated October 7, 2004. The purpose of this Amendment No. 1 is to provide the financial statements required pursuant to Item 9.01 of this Form.

Item 9.01 Financial Statements and Exhibits.

(a)
Pro-Forma Financial Information

        Unaudited pro-forma condensed consolidated statement of operations for the year ended December 31, 2003.

        Unaudited pro-forma condensed consolidated statement of operations for the nine months ended September 30, 2004.

        Unaudited pro-forma condensed consolidated balance sheet as of September 30, 2004.

        Notes to unaudited pro-forma condensed consolidated financial statements.

(b)
Financial Statements of Business Acquired

        Balance sheets of Biosyn, Inc. as of September 30, 2004 (unaudited), December 31, 2003 and 2002 and the related statements of operations, changes in stockholders' deficiency and cash flows for the nine month periods ended September 30, 2004 and 2003 (unaudited) and for each of the years in the two-year period ended December 31, 2003.

(c)
Exhibits
Exhibit Number	Description of Exhibit.
23.01	Independent Auditor's Consent

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLEGY PHARMACEUTICALS, INC.
Date: January 3, 2005	By:	/s/ A. RICHARD JUELIS A. Richard Juelis Vice President, Finance and Chief Financial Officer (Duly Authorized Officer)

PRO-FORMA FINANCIAL INFORMATION

Cellegy and Biosyn Unaudited Pro-Forma Condensed Consolidated Financial Information

        The following unaudited pro forma condensed consolidated financial information give effect to Cellegy's purchase of Biosyn's assets. The unaudited condensed consolidated balance sheet combines the historical consolidated balance sheets of Cellegy and Biosyn as of September 30, 2004, giving effect to the acquisition as if it occurred on September 30, 2004. The unaudited condensed consolidated statements of operations combine the historical consolidated statements of operations of Cellegy and Biosyn for the year ended December 31, 2003, giving effect to the acquisition as if it occurred on January 1, 2003; and for the nine months ended September 30, 2004, giving effect to the acquisition as if it occurred on January 1, 2003. The financial information reflects only adjustments expected to have a continuing impact on the combined results. The pro forma statements of operations exclude material non-recurring charges relating to purchased in-process research and development. Such amount totaled approximately $17.0 million at the acquisition date.

        The unaudited pro-forma condensed consolidated financial information is for informational purposes only. It does not purport to indicate the results that would have actually been obtained had the acquisition been completed on the assumed date or for the periods presented, or which may be realized in the future. To produce the financial information, Cellegy allocated the purchase price using its best estimates of fair value. These estimates are based on the most recently available information and a valuation study performed by a third party valuation firm. To the extent there are changes to Biosyn's business, including results from ongoing clinical trials, the assumptions and estimates herein could change. Furthermore, the parties expect to have integration expenses, as well as potential operating efficiencies as a result of combining the companies. The pro-forma condensed consolidated financial information does not reflect these potential expenses and efficiencies. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical consolidated financial statements, including the related notes contained in Cellegy's Annual Report on Form 10-K for the years ended December 31, 2003. For Biosyn refer to the historical financial statements and notes contained herein.

Special Note on Forward-Looking Statement

        This report includes or incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words "anticipate", "believe", "estimate", "will", "may", "intend", and "expect" and similar expressions generally identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. These forward-looking statements are not guarantees of future performance and concern matters that involve risks and uncertainties that could cause our actual results, including any forward-looking statements made in this Report concerning assumptions about the timing and outcome of clinical trials and commercialization of the products acquired from Biosyn, Inc., to differ materially from those in the forward-looking statements. These risks and uncertainties include those described in the section entitled "Factors Affecting Future Results" that appear in our Annual Report on Form 10-K for the year ended December 31, 2003, and Quarterly Reports on Form 10-Q (and any amendments thereto) and other documents that we subsequently filed with the Commission. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Cellegy Pharmaceuticals, Inc.

Unaudited Pro-forma Condensed Consolidated Statement of Operations

Year Ended December 31, 2003

(In thousands, except per share amounts)

	Historical Cellegy	Historical Biosyn	Pro-forma adjustments		Pro-forma
Revenues	$1,621	$5,227	$—		$6,848
Costs and expenses:
Cost of products sold	186	—	—		186
Research and development	10,558	4,604	106	(a)	15,268
Selling, general and administrative	4,769	1,828	53	(a)	6,650

Total costs and expenses	15,513	6,432	159		22,104

Operating loss	(13,892)	(1,205)	(159)		(15,287)
Interest and other income	360	2	—		362
Interest and other expense	—	(106)	—		(106)

Net loss	(13,532)	(1,309)	(159)		(15,000)
Preferred stock dividends and accretion	—	(1,444)	1,444	(i)	—

Net loss applicable to common stockholders	$(13,532)	$(2,753)	$1,285		$(15,000)

Basic and diluted loss per common share	$(0.68)				$(0.67	)(b)

Weighted average common shares used in computing basic and diluted net loss per common share	19,964				22,426	(b)

The accompanying notes are an integral part of the pro-forma condensed consolidated financial information.

Unaudited Pro-forma Condensed Consolidated Statement of Operations

Nine Months ended September 30, 2004

(In thousands, except per share amounts)

	Historical Cellegy	Historical Biosyn	Pro-forma adjustments		Pro-forma
Revenues	$1,251	$3,411	$—		$4,662
Costs and expenses:
Cost of products sold	131	—	—		131
Research and development	6,876	2,726	79	(a)	9,681
Selling, general and administrative	3,520	1,377	40	(a)	4,937

Total costs and expenses	10,527	4,103	119		14,749

Operating loss	(9,276)	(692)	(119)		(10,087)
Interest and other income	208	1	—		209
Interest and other expense	—	(140)	—		(140)
Derivative revaluation	159	—	—		159

Net loss	(8,909)	(831)	(119)		(9,859)
Preferred stock dividends and accretion	—	(1,083)	1,083	(i)	—

Net loss applicable to common stockholders	$(8,909)	$(1,914)	$964		$(9,859)

Basic and diluted loss per common share	$(0.43)				$(0.42	)(b)

Weighted average common shares used in computing basic and diluted net loss per common share	20,874				23,336	(b)

The accompanying notes are an integral part of the pro-forma condensed consolidated financial information.

Cellegy Pharmaceuticals, Inc.

Unaudited Pro-forma Condensed Consolidated Balance Sheet

September 30, 2004

(In thousands)

	Historical Cellegy	Historical Biosyn	Pro-forma adjustments		Pro-forma
Assets
Current assets:
Cash and cash equivalents	$13,359	$282	$(340	)(c)	$13,301
Grants receivable	—	416	(157	)(d)	259
Prepaid expenses and other current assets	254	92	—		346

Total current assets	13,613	790	(497)		13,906
Restricted cash	502	—	—		502
Property and equipment, net	1,597	348	(43	)(h)	1,902
Goodwill	963	—	—		963
Intangible assets	183	—	635	(f)	818
Other assets	92	—	—		92

Total assets	$16,950	$1,138	$95		$18,183

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable and accrued liabilities	$1,831	$1,139	$(237	)(d)	$2,733
Accrued compensation and related expenses	156	508	—		664
Current portion of deferrred revenue	882	470	—		1,352
Notes payable and capital leases	—	1,979	—		1,979

Total current liabilities	2,869	4,096	(237)		6,728
Long-term debt and capital leases	—	847	—		847
Other long-term liabilities	660	—	—		660
Derivative instrument	642	—	—		642
Deferred revenue	13,147	—	—		13,147

Total liabilities	17,318	4,943	(237)		22,024

Preferred stock	—	18,401	(18,401	)(i)	—

Stockholders' equity (deficit):
Common stock	2	50	(50	)(i)	2
Additional paid-in capital	107,467	6,942	4,504	(e)	118,913
Accumulated other comprehensive income	221	—	—		221
Deficit accumulated during the development stage	(108,058)	(29,198)	29,198 (14,919	(i) )(g)	(122,977)

Total stockholders' equity (deficit)	(368)	(22,206)	18,733		(3,841)

Total liabilities and stockholders' equity (deficit)	$16,950	$1,138	$95		$18,183

The accompanying notes are an integral part of the pro-forma condensed consolidated financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANICAL INFORMATION

1. Basis of presentation

        On October 7, 2004, Cellegy Pharmaceuticals, Inc. and Biosyn, Inc. announced that the parties had signed a definitive share exchange agreement providing for the acquisition by Cellegy of Biosyn; the acquisition was completed on October 22, 2004. Biosyn is a privately held early stage biopharmaceutical company. The acquisition will be accounted for as an acquisition of assets as the operations of Biosyn did not meet the definition of a business as defined in Emerging Issues Task Force Issue No. 98-3 Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business. Assets acquired and liabilities assumed are recorded at their estimated fair values. In accordance with paragraph 9 of Statement of Financial Accounting Standards No. 142 Goodwill and Other Intangible Assets, to the extent that the value of the merger consideration, including certain acquisition and closing costs, exceeds the fair value of the net assets acquired, such excess will be allocated amongst the relative fair values of the assets acquired and no goodwill will be recorded. Amounts allocated to identifiable intangible assets will be amortized over their estimated useful lives. Amounts allocated to purchased research and development will be expensed immediately. Under the terms of the merger agreement, 12,000 preferred shares and 5,031,267 shares of Biosyn common stock outstanding at the closing of the merger were exchanged for approximately 2,462,000 shares of Cellegy's common stock. In addition, outstanding Biosyn stock options and warrants were assumed by Cellegy and converted into options and warrants to purchase 318,504 shares of Cellegy common stock. The options issued to acquire Cellegy common stock are fully vested, but subject to a 90 day lock up from the closing date. The exercise prices of the options and warrants were adjusted by an exchange ratio; the expiration date and other terms of the converted options and warrants remain the same.

2. Purchase price

        The estimated purchase price of the acquisition is $11.8 million as follows (in thousands):

Issuance of Cellegy common stock	$10,478
Value of replacement options and warrants to acquire Cellegy common stock	968
Transaction costs	340

Total	$11,786

        The estimated purchase price above does not include any provisions for contingent milestone payments of up to $15.0 million, which would be payable to Biosyn shareholders on the achievement of Savvy™ (C31G 1% vaginal gel) marketing approval in the United States or a portion of which will be payable upon commercial launch in major overseas markets. When, and if, the milestone is achieved, Cellegy will amortize the milestone paid to Biosyn shareholders over the C31G patent life.

        The fair value of the Cellegy shares used in determining the purchase price was $4.26 per common share based on the average closing price of Cellegy's common stock from the two trading days before through two trading days after October 7, 2004, the date of the public announcement of the acquisition. The fair value of the converted options and warrants issued by Cellegy was determined using the Black-Scholes option pricing model assuming a market price of $4.26 per share, exercise prices ranging from $0.06 to $21.02 per share and averaging $5.89 per share, expected lives ranging from 0.2 to 4.3 years and averaging 3.7 years, risk free interest rates ranging from 1.50% to 3.36% and averaging 3.13%, and volatility ranging from 27% to 82% and averaging 77%.

        The preliminary allocation of purchase price, assuming the acquisition closed as of September 30, 2004 is as follows (in thousands):

Current assets	$633
Property and equipment	305
Acquired work force	635
Purchased research and development	14,919
Current liabilities	(3,859)
Long term debt and capital leases	(847)

Net purchase price	$11,786

        The final determination of the purchase price allocation will be based on the fair values of the assets and liabilities assumed at the date of the closing of the acquisition based, in part, on a third party valuation of identifiable intangible assets acquired and an evaluation of the fair value of other assets and liabilities acquired.

        The results of the valuation of the purchased research and development was $17.0 million using primarily the income approach and applying risk-adjusted discount rates to the estimated future revenues and expenses attributable to in-process drug development programs. The most significant in-process program relates primarily to the development of a novel microbacidal vaginal gel, which has the potential to prevent HIV / AIDs and other sexually transmitted diseases in women. This product, called C31G or Savvy™, has an estimated fair value of $15.4 million. Two other development programs, called UC781 and CV-N, have a combined estimated fair value of $1.6 million. The in-process C31G program requires significant additional scientific and clinical testing, which for purposes of this valuation is expected to be completed in the second half of 2006 with cash inflows from product sales in the United States forecasted to begin in 2007, assuming no unforeseen adverse events or delays and assuming that regulatory approvals are obtained. The C31G Phase 3 clinical trials are currently about 40% complete based on cost and patient enrollment. The UC781 and CV-N development programs are at a much earlier stage than for C31G. Additional manufacturing optimization and development expenses associated with completing the clinical trials, as well as legal and regulatory expenses relating to the drug approval process will be required to gain marketing acceptance.

        The primary risk in completing the projects is the successful completion of the clinical testing and the regulatory review process. This process is time consuming and expensive, subject to significant challenges and risks before the products can be approved and commercialized. The Company must demonstrate product safety and efficacy to standards agreed to with regulatory authorities. Unsuccessful clinical results or delays in the approval process could have significant consequences, jeopardizing marketing launch of the product resulting in lower potential revenues and lowered economic returns.

        Under the income approach, value is based on the calculation of the present value of future economic benefits to be derived from the ownership of the assets, analyzing the earnings potential of the in-process development programs while factoring in the underlying risk associated with obtaining those earnings. Value indications were developed by discounting future net cash flows to their present value using market-based rates of return. For C31G, discount rates ranging from 34%—37% were applied to cash flows with an additional approximate 52% probability applied to the cash flows representing, for purposes of this valuation, the estimated probability of the C31G Phase 3 trials beings successful and ultimately receiving FDA approval in the United States. These factors are commensurate with the overall risk and percent complete of the C31G program. Because of the earlier development stage of the UC781 and CV-N in-process programs, the primary valuation method used for these potential products was the current transaction approach. This uses managements' estimated value of the consideration paid for the acqusition.

        Management has concluded that technological feasibility of the purchased in-process research and development has not yet been reached and that the technology had only limited alternative future uses. Accordingly, the amount allocated to purchased research and development will be charged to the statement of operations in the period in which the acquisition is consummated. In addition to the income and the current transaction approaches, other methodologies including the cost and comparable transaction approaches, were considered to validate the results obtained. These other approaches were, however, given a minor weighting in achieving the valuations. The results of these approaches do not necessarily indicate what a third party would be willing to pay to acquire the in-process projects.

3. Pro-forma adjustments

a)
Represents amortization of the acquired work force based on an estimated fair value of $635,000 and a useful live of 4 years assigned to this asset at the date of acquisition.

b)
Pro-forma basic and diluted loss per share is calculated by dividing the pro forma net loss by the pro forma weighted average shares of Cellegy's common stock outstanding (in thousands):

The aggregate of $14.9 million was allocated to purchased research and development. The estimated fair value of the purchased research and development was reduced by $12.1 million of the amount by which fair value of the net asset acquired exceeded the value of the merger consideration.

	Year ended December 31, 2003	Nine months ended September 30, 2004
Cellegy historical weighted average common shares outstanding	19,964	20,874
Common shares issued to acquire Biosyn	2,462	2,462

Pro-forma weighted average common shares outstanding	22,426	23,336

    Shares issuable upon the exercise of outstanding stock options have been omitted from the calculation of pro forma loss per share as their effect would be anti-dilutive.

c)
Estimated cash closing cost of the acquisition of $340,000 and the cash portion of the purchase price of $3,154,000.

d)
Represents receivables and payables not acquired by Cellegy.

e)
Represents the elimination of historical additional paid-in capital for Biosyn of $6,942,000, the issuance of Cellegy common stock of $10,478,000 and the value of replacement of options and warrants as part of the purchase price of $968,000.

f)
Represents estimated fair value of the acquired work force of $762,000.

g)
Represents the estimated fair value of purchased research and development, which will be recorded as an expense in the period in which the acquisition is completed.

h)
Represents the value of the merger consideration, which exceeds the fair value of the net assets acquired, allocated amongst the relative fair value of the assets acquired.

i)
Represents the elimination of historical preferred stock, historical common stock and historical accumulated deficit of Biosyn and the related preferred stock accretion and dividends.

Independent Auditors' Report

The Board of Directors and Stockholders
Biosyn, Inc.:

        We have audited the accompanying balance sheets of Biosyn, Inc. (the Company) as of December 31, 2003 and 2002, and the related statements of operations, changes in stockholders' deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP
Philadelphia, Pennsylvania
March 12, 2004, except for note 15,
    which is through October 1, 2004

Financial Statements of Business Acquired

BIOSYN, INC.

Balance Sheets

	September 30, 2004	December 31, 2003	December 31, 2002
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$281,718	$567,090	$579,660
Grants receivable	416,133	860,661	155,606
Notes receivable from officer—current	—	27,246	27,246
Other current assets	92,073	17,236	19,082

Total current assets	789,924	1,472,233	781,594
Property and equipment, net	347,707	327,770	187,749
Intangible assets, net	—	—	723,039
Notes receivable from officer—noncurrent	—	27,245	54,491

Total assets	$1,137,631	$1,827,248	$1,746,873

Liabilities and Stockholders' Deficiency
Liabilities:
Accounts payable	$578,051	$869,092	$488,819
Deferred revenue	469,889	775,000	371,177
Accrued expenses	1,068,823	1,096,344	922,341
Capital leases—current	42,101	24,302	—
Notes payable	1,936,413	1,209,114	855,002

Total current liabilities	4,095,277	3,973,852	2,637,339
Capital leases—noncurrent	69,572	50,884	—
Long-term debt	777,902	787,455	787,455

Total liabilities	4,942,751	4,812,191	3,424,794

Series A participating preferred stock, $0.01 par value; issued and outstanding 7,000 shares (includes $4,410,000, $3,780,000 and $2,940,000 of cumulative dividends in arrears at September 30, 2004, December 31, 2003 and 2002, respectively)	11,189,696	10,556,486	9,712,206

Series B participating preferred stock, $0.01 par value; issued and outstanding 5,000 shares (includes $2,250,000, $1,800,000 and $1,200,000 of cumulative dividends in arrears at September 30, 2004, December 31, 2003 and 2002, respectively)	7,211,291	6,761,291	6,161,291

Stockholders' deficiency:
Common stock, $0.01 par value; authorized 25,000,000 shares; issued and outstanding 5,031,267, 4,742,267 and 4,585,267 at September 30, 2004, December 31, 2003 and 2002, respectively	50,313	47,423	45,853
Additional paid-in capital	6,941,706	6,933,719	6,932,639
Accumulated deficit	(29,198,126)	(27,283,862)	(24,529,910)

Total stockholders' deficiency	(22,206,107)	(20,302,720)	(17,551,418)

Total liabilities and stockholders' deficiency	$1,137,631	$1,827,248	$1,746,873

See accompanying notes to financial statements.

BIOSYN, INC.

Statements of Operations

For the years ended December 31, 2003 and 2002 and for the

nine-month periods ended September 30, 2004 and 2003 (unaudited)

	Nine months ended September 30,		Years ended December 31,
	2004	2003	2003	2002
	(Unaudited)
Revenue:
Grant revenue	$3,411,052	$3,395,064	$5,226,525	$1,483,583
License fees and royalties	—	—	—	65,931

Total revenue	3,411,052	3,395,064	5,226,525	1,549,514

Operating expenses:
Research and development	2,725,452	3,034,936	4,603,933	2,975,187
General and administrative	1,377,233	1,280,640	1,828,134	1,455,332

Total operating expenses	4,102,685	4,315,576	6,432,067	4,430,519

Loss from operations	(691,633)	(920,512)	(1,205,542)	(2,881,005)
Interest income	747	1,329	1,682	35,347
Interest expense	(140,168)	(73,636)	(105,812)	(158,176)

Net loss	(831,054)	(992,819)	(1,309,672)	(3,003,834)
Cumulative preferred stock dividends and accretion	(1,083,210)	(1,083,210)	(1,444,280)	(1,444,280)

Net loss applicable to common shareholders	$(1,914,264)	$(2,076,029)	$(2,753,952)	$(4,448,114)

See accompanying notes to financial statements.

BIOSYN, INC.

Statements of Changes in Stockholders' Deficiency

For the years ended December 31, 2003 and 2002 and for the

nine-month period ended September 30, 2004 (unaudited)

				Unrealized gains on available for sale securities
	Common stock
			Additional paid-in capital		Accumulated deficit
	Shares	Amount				Total
Balance, December 31, 2001	4,556,267	$45,563	$6,903,929	$14,377	$(20,081,796)	$(13,117,927)
Issuance of common stock for modification of debt terms	29,000	290	28,710	—	—	29,000
Realized gains on available for sale securities	—	—	—	(14,377)	—	(14,377)
Net loss applicable to common shareholders	—	—	—	—	(4,448,114)	(4,448,114)

Balance, December 31, 2002	4,585,267	45,853	6,932,639	—	(24,529,910)	(17,551,418)
Issuance of common stock for modification of debt terms	27,000	270	1,080	—	—	1,350
Exercise of options	130,000	1,300	—	—	—	1,300
Net loss applicable to common shareholders	—	—	—	—	(2,753,952)	(2,753,952)

Balance, December 31, 2003	4,742,267	47,423	6,933,719	—	(27,283,862)	(20,302,720)
Issuance of common stock for modification of debt terms (unaudited)	20,000	200	2,600	—	—	2,800
Issuance of stock options in exchange for services (unaudited)	—	—	587	—	—	587
Exercise of options (unaudited)	249,000	2,490	—	—	—	2,490
Common stock issued (unaudited)	20,000	200	4,800	—	—	5,000
Net loss applicable to common shareholders (unaudited)	—	—	—	—	(1,914,264)	(1,914,264)

Balance, September 30, 2004 (unaudited)	5,031,267	$50,313	$6,941,706	$—	$(29,198,126)	$(22,206,107)

See accompanying notes to financial statements.

BIOSYN, INC.

Statements of Cash Flows

For the years ended December 31, 2003 and 2002 and for the

nine-month periods ended September 30, 2004 and 2003 (unaudited)

	Nine months ended September 30,		Years ended December 31,
	2004	2003	2003	2002
	(Unaudited)
Cash flows from operating activities:
Net loss	$(831,054)	$(992,819)	$(1,309,672)	$(3,003,834)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	80,420	54,659	76,421	73,433
Amortization	—	144,375	192,500	192,500
Impairment of long-lived asset	—	—	530,539	—
Noncash interest expense	2,800	4,023	1,350	29,000
Issuance of stock options in exchange for services	587	—	—	—
Changes in operating assets and liabilities that provided (used) cash:
Grants receivable	444,528	(460,719)	(705,055)	297,699
Notes receivable from officers	54,491	18,164	27,246	27,246
Other current assets	(74,837)	3,249	1,846	5,918
Accounts payable	(291,041)	169,473	380,273	311,990
Deferred revenue	(305,111)	693,812	403,823	153,472
Accrued expenses	(27,521)	143,100	174,003	386,735

Net cash provided by (used in) operating activities	(946,738)	(222,683)	(226,726)	(1,525,841)
Cash flows from investing activities:
Additions to property and equipment	(44,174)	(30,183)	(137,586)	(18,726)
Purchase of short-term investments	—	—	—	(247,946)
Maturities of short-term investments	—	—	—	1,132,065

Net cash provided by (used in) investing activities	(44,174)	(30,183)	(137,586)	865,393
Cash flows from financing activities:
Proceeds from exercise of stock options	2,490	450	1,300	—
Issuance of common stock	5,000	—	—	—
Interest deferred on notes payable	127,299	88,218	78,284	27,002
Principle payments under capital lease obligations	(19,696)	—	(3,670)	—
Issuance (repayment) of notes payable	590,447	151,173	275,828	(104,000)

Net cash provided by (used in) finanicing activities	705,540	239,841	351,742	(76,998)
Net decrease in cash and cash equivalents	(285,372)	(13,025)	(12,570)	(737,446)
Cash and cash equivalents, beginning of period	567,090	579,660	579,660	1,317,106

Cash and cash equivalents, end of period	$281,718	$566,635	$567,090	$579,660

Supplemental disclosure of cash flow information:	—
Cash paid for interest	$19,580	$10,028	$26,178	$70,556
Noncash financing activities:
Realized gains on available for sale securities	—	—	—	(14,377)
Accrual of preferred stock dividends	1,080,000	1,080,000	1,440,000	1,440,000
Equipment acquired under capital lease	56,183	—	78,856	—

See accompanying notes to financial statements.

BIOSYN, INC.

Notes to Financial Statements

(1)   Organization and Business Activities

        Biosyn, Inc. (the Company) is a specialty pharmaceutical company engaged in the development of drugs for the treatment and prevention of reproductive health and infectious disease. Drug candidates under development include cyanovirin-N, UC-781, as well as a family of molecules known as the "C31G Technology." The therapeutic areas in which the Company's development efforts are concentrated include women's health, oral care, and sexually transmitted diseases, including Human Immunodeficiency Virus (HIV). In November 2003, Biosyn was granted Fast Track designation by the U.S. Food and Drug Administration (FDA) for the development program of 1% C31G vaginal gel for the reduction of HIV transmission. In granting the Fast Track designation, the FDA recognized that HIV infection is a serious and life-threatening condition, there is an unmet need for a female controlled method to reduce the sexual transmission of HIV and 1% C31G has the potential to address this unmet medical need.

        The Company anticipates incurring losses until such time, if ever, as it can generate significant revenues from its products currently under development. Substantial additional financing will be needed by the Company to fund its operations and to commercially develop its products. There is no assurance that such financing will be available when needed. Operations of the Company are subject to certain risks and uncertainties including, among others, uncertainty of product development; technological uncertainty; dependence on collaborative partners; comprehensive government regulations; no commercial manufacturing, marketing, or sales capability or experience; and dependence on key personnel. To the extent needed, the Company plans to continue to finance its research and development activities through debt and equity financings, non-equity funding from grants from the federal government or non-government organizations, and, where possible, collaboration agreements with future partners.

        The accompanying financial statements have been prepared in conformity with principles of accounting applicable to a going concern. These principles contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is currently reviewing opportunities with third parties regarding potential strategic partnering transactions. Management believes that a strategic transaction, which may include a merger or an acquisition of the Company, will take place sometime during 2004. Management also believes that the Company's existing sources of liquidity, together with the additional capital resources leveraged in a strategic partnering transaction, will be sufficient to fund its planned operations through 2005. However, there is no assurance that a transaction will occur in a timely manner, if at all, which raises doubt about the Company's ability to continue as a going concern.

        The financial statements at September 30, 2004 and for nine-month periods ended September 30, 2004 and 2003, are unaudited but include all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary to state fairly the financial information set forth in accordance with accounting principals generally accepted in the United States of America. The interim results are not necessarily indicative of results to be expected for the full fiscal year.

(2)   Basis of Accounting and Summary of Significant Accounting Policies

  (a) Cash and Cash Equivalents

        The Company considers all highly liquid financial instruments with effective maturities at date of purchase of three months or less to be cash equivalents. All cash and cash equivalents are held in United States (U.S.) financial institutions.

  (b) Concentration of Credit Risk

        The Company invests its excess cash and cash equivalents in accordance with a policy objective that seeks to ensure both liquidity and safety of principal. The policy limits investments to certain types of instruments issued by the U.S. government and institutions with strong investment grade credit ratings and places restrictions in their terms and concentrations by type and issuer.

  (c) Property and Equipment

        Property and equipment are stated at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, ranging from three to seven years. Leasehold improvements and equipment held under capital leases are amortized over the lower of (a) term of the lease or (b) useful life of the improvements.

        Expenditures for repairs and maintenance are expensed as incurred.

  (d) Intangible Assets and Other Long Lived Assets

        Intangible assets include patents that are carried at cost less accumulated amortization, which is calculated on a straight-line basis over an estimated useful life of ten years. In accordance with SFAS No. 144, Accounting for Impairment of Long-Lived Assets, these intangible assets with a definite life, as well as other long-lived tangible assets, are tested for impairment whenever events of circumstance indicate that a carrying amount of an asset may not be recoverable. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted cash flows used in determining the fair value of the asset. The amount of the impairment loss to be recorded is calculated by the excess of the asset's carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis. As described in note 5, during 2003 the Company recorded an impairment charge in accordance with SFAS No. 144.

  (e) Revenue Recognition

        Grant revenue under research and development agreements is recognized pursuant to the related agreements as work is performed and related costs are incurred. Payments received under these agreements prior to completion of the related work are recorded as deferred revenue until earned. The grants received by the Company are funded by the U.S. federal government as well as non-government organizations (NGOs). Should the research funded by federal grants result in patented technologies, the federal government would be entitled to a nonexclusive, nontransferable, irrevocable, paid-up license to utilize such technologies.

        Revenue under license and royalty agreements is recognized in the period the earnings process is completed based on the terms of the specific agreement.

        At September 30, 2004 and December 31, 2003, $258,812 and $833,075, respectively, of grants receivable under research and development agreements were unbilled. These amounts represent reimbursement of expenses funded by grants and have been included in grant revenue.

  (f) Accounting for Income Taxes

        Deferred income tax assets and liabilities are determined based on differences between the financial statement reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The measurement of deferred income tax assets is reduced, if necessary, by a valuation allowance for any tax benefits that are not expected to be realized. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate changes are enacted.

  (g) Research and Development

        The Company charges research and development expenses to operations as incurred. Research and development costs include costs for preclinical and clinical trials, manufacture of drug supply, supplies and acquired services, employee related costs, and facility expenses.

  (h) Stock-Based Compensation

        The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts are amortized over the respective vesting periods of the option grant. The Company adopted the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-value based method defined in SFAS No. 123 had been applied. In addition, the Company adopted the disclosure requirements of SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, which amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements.

        Transactions with nonemployees in which the Company issues stock in exchange for services are accounted for based on the fair market value of the services received or the equity instruments issued, whichever is more reliably measurable.

        The Company applies APB Opinion No. 25 in accounting for its stock option plans. Had the Company determined compensation expense for options granted based on the fair value at the grant date under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts under SFAS No. 123 indicated below for the nine months ended September 30, 2004 and 2003 and for the years ended December 31, 2003 and 2002:

	Nine month ended September 30,		Years ended December 31,
	2004	2003	2003	2002
	unaudited
Net loss allocable to common stockholders as reported	$(1,914,264)	$(2,076,029)	$(2,753,952)	$(4,448,114)

Pro forma under SFAS No. 123	$(1,953,176)	$(2,119,519)	$(2,811,939)	$(4,578,270)

        Net loss allocable to common stockholders as reported includes no compensation expense under APB Opinion No. 25 for all periods presented.

        The fair value of options granted under the Company's stock option plans was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used: September 30, 2004—no dividend yield, expected volatility of zero, risk-free interest rate of 4.95% and expected life of 10 years; September 30, 2003—no dividend yield, expected volatility of zero, risk-free interest rate of 5.64% and expected life of 10 years; December 31, 2003—no dividend yield, expected volatility of zero, risk-free interest rate of 5.64%, and expected life of 10 years; and December 31, 2002—no dividend yield, expected volatility of zero, risk-free interest rate of 5.97%, and expected life of 10 years.

  (i) Use of Estimates

        The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (j) Segment Information

        The Company is managed and operated as one business. The entire business is managed by a single management team that reports to the chief executive officer. The Company does not operate separate lines of business or separate business entities with respect to any of its product candidates. Accordingly, the Company does not prepare discrete financial information with respect to separate product areas or by location and does not have separately reportable segments as defined by SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information.

  (k) Comprehensive Loss

        The Company has adopted the provisions of SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires the disclosure of comprehensive income and its components in the financial statements. Comprehensive income is the change in stockholders' equity (deficit) from transactions and other events and circumstances other than those resulting from investments by owners and distributions to owners.

        For the nine month periods ended September 30, 2004 and 2003 and the year ended December 31, 2003, there were no such events or circumstances resulting in a change to the Company's net loss allocable to common shareholders of $1,914,264, $2,076,029 and $2,753,952, respectively. For the year ended December 31, 2002, the net loss allocable to common shareholders of $4,448,114 was increased by realized gains on the sale of securities of $14,377 to arrive at a comprehensive loss of $4,462,491.

(3)   Financing

        The Company was incorporated on March 1, 1989 in the Commonwealth of Pennsylvania. Operations to date have been devoted primarily to research, development, and raising capital to fund operations. Historically, the Company's revenues have not been sufficient to fund the development of the Company's business, and thus it has had to finance its operating losses externally, principally through equity financing and grant and contract funding. Management believes that additional debt or equity financing will be required in the future. Ultimately, the Company must successfully complete the development of its drug candidates and achieve sufficient revenues to support its cost structure.

        The Company has completed two rounds of preferred stock financing: on June 4, 1999, the Company received $7,000,000 for issuing 7,000 shares of Series A Participating Preferred Stock, and on January 5, 2001, the Company received $5,000,000 for issuing 5,000 shares of Series B Participating Preferred Stock (note 10).

        In October 2003, the Company announced that the International Partnership for Microbicides (IPM), a not-for-profit corporation with a mission to accelerate the development and availability of safe and effective vaginal gels to prevent the sexual transmission of HIV and other sexually transmitted infections, agreed to provide Biosyn with up to $10,000,000 in milestone-driven funding over four years for the advancement of the Company's drug candidate cyanovirin-N (CV-N). Triggers for IPM payments to Biosyn include, among other things, production capacity and cost, preclinical and regulatory milestones. As requested by IPM, Biosyn has committed to making the CV-N vaginal gel, if and when approved for commercial sale, available to developing nations. Since many of the IPM payments pre-fund activities at the Company, Biosyn records these monies received under the IPM contract as a current liability (deferred revenue) until earned.

        The Company historically has received non-equity funding from grants from the federal government and NGOs to fund a significant portion of its research and product development. The Company has several drug candidates in human clinical trials and preclinical development. The lead product candidate is a contraceptive vaginal gel designed to block transmission of several sexually transmitted diseases, including HIV. U.S. Food and Drug Administration (FDA) approval of the Company's drug candidates will be required before such drug candidates may be marketed in the United States. The process of obtaining approval from the FDA can be costly, time-consuming, and subject to unanticipated delays. There can be no assurance that approval will be granted on a timely basis, if at all.

(4)   Property and Equipment

        Property and equipment was comprised of the following at September 30, 2004, December 31, 2003 and 2002:

		December 31,
	September 30, 2004
		2003	2002
	(unaudited)
Equipment	$445,078	$349,822	$208,698
Furniture	40,999	40,999	32,673
Leasehold improvements	121,060	115,959	99,008
Work in progress	50,041	50,041	—

	657,178	556,821	340,379

Acumulated depreciation	(309,471)	(229,051)	(152,630)

Total	$347,707	$327,770	$187,749

        Depreciation expense for the nine months ended September 30, 2004 and 2003 was $80,420 and $54,659, respectively. For the years ending December 31, 2003 and 2002, depreciation expense was $76,421 and $73,433, respectively.

        The equipment balances at September 30, 2004 and December 31, 2003 include $135,039 and $78,856, respectively, of assets subject to capital leases. The related accumulated depreciation was $25,798 and $4,746 at September 30, 2004 and December 31, 2003, respectively.

        The balance of work in progress is related to the costs associated with the purchase and implementation of software not yet completed.

(5)   Intangible Assets, Net

        Intangible assets consisted of the following at December 31, 2003 and 2002:

	December 31,
	2003	2002
Patents—C31G Technology	$1,925,000	$1,925,000
Less accumulated amortization	(1,925,000)	(1,201,961)

Total	$—	$723,039

        As discussed in note 2(d), in 2003 the Company recorded an impairment charge against the carrying value of its C31G Technology in accordance with SFAS No. 144. The write-down of the asset's carrying value was made after management's consideration of the expected future cash flows to be generated by the C31G Technology. The amount of the write-down, charged in 2003 as an operating expense to research and development accumulated amortization, was $530,539. The related amortization expense recognized in 2003 and 2002 was $192,500, was also included in research and development expenses.

(6)   Accrued Expense and Other Current Liabilities

        Accrued expenses and other current liabilities consist of the following at September 30, 2004 (unaudited), December 31, 2003 and 2002:

		December 31,
	September 30, 2004
		2003	2002
	(unaudited)
Clinical development	$220,164	$260,090	$303,448
Accrued financial advisory fees	250,000	250,000	175,000
Payroll, bonuses, and employee benefits	508,144	494,424	394,122
Accounting fees	63,750	70,100	27,700
Other current liabilities	26,765	21,730	22,071

Total	$1,068,823	$1,096,344	$922,341

(7)   Notes Payable

        On December 31, 2003 and 2002, the Company had notes payable outstanding to two stockholders in the cumulative amount of $931,256 and $855,002, respectively. These notes are unsecured. The first note accrued interest at an annual rate of 12% for the first six months of the year and 9% for the remaining six months and is due May 31, 2004. The second bears interest at an annual interest rate of 12% and is due May 31, 2004. As of September 30, 2004, these notes payable balances were still outstanding.

        In connection with the issuance of the above referenced notes payable to stockholders in 1996, the Company issued warrants to purchase 120,000 shares of the Company's common stock at exercise prices ranging from $3.33 to $16.67, depending on the timing of exercise. In 1997, 117,000 of these warrants were exercised at $3.33 per share. There were no warrants exercised during the years ended December 31, 2003 or 2002.

        Also included in Notes Payable at December 31, 2003, are promissory notes issued to two former employees totaling $215,828 (both notes bear 0% interest and are due December 31, 2004) and one demand note issued to an investor for $62,030 that bears interest at an annual rate of 8%.

        In connection with extensions of the due date from 1998 through 2003, a stockholder has been granted cumulatively 256,000 shares of Biosyn common stock, par value $0.01. No payments on this shareholder's note were made during 2003. Through the first eight months in 2002, in consideration of a prior six-month extension of the note's due date, the Company made cumulative monthly payments of $13,000 plus interest on the outstanding balance, totaling $104,000. The Company granted 27,000 shares of the Company's common stock, par value $0.01, for the deferment of payment of principal and interest for 2003 and 4,000 shares for the remaining four months in 2002. The Company may also defer monthly payments until the extension expires on May 31, 2004, for an additional 2,000 shares in January 2004 and 3,000 shares per month until expiration. As of September 30, 2004, this note payable balance was still outstanding.

(8)   Long-Term Debt

        From 1989 through 1993, the Company received a total of $282,950 in funding under an agreement with a nonprofit economic development corporation. Amounts received under the agreement are to be repaid in quarterly installments based on 3% of Company revenue generated from the sale or licensing of products. The maximum amount to be repaid is limited to $811,425, including interest. The Company was accruing interest using a method approximating the interest method (effective rate of 9.7%) over the anticipated repayment period. No interest expense was accrued in 2003 and 2002 because the principal balance, plus accrued interest, had reached the maximum amount noted above. Total accrued interest expense recorded under the agreement was $528,475 through December 31, 2003 and 2002, and is included in the balance of long-term debt. Through December 31, 2003, the Company has made cumulative repayments of $23,970 and interest is no longer accruing on the balance of $787,455. The Company estimates no required repayments for 2004 (based on projections of applicable revenues) and, accordingly, has not recorded any associated current obligation. The balance as of September 30, 2004 was $777,902.

(9)   Technology Acquisition License Agreements

  (a) C31G Technology Patent Acquisition

        On October 4, 1989, the Company entered into an agreement whereby it obtained an exclusive license to develop and market products using the C31G Technology. The agreement required the Company to make royalty payments based on percentages of sales with minimum royalty payments required. On January 3, 1994, the Company renegotiated the license agreement. The terms of the 1994 revised license agreement required the Company to make certain royalty payments.

        In consideration for the 1994 revision of the license agreement, the Company issued 135,000 shares of common stock. The stock was recorded at its fair value of $157,500, and the cost was capitalized as an intangible asset. For payment of past due royalties of $120,000 under the original agreement, the Company issued 124,032 shares of common stock. The shares of stock issued to the licensor were protected from dilution under the terms of the license agreement. A total of 102,012 shares of common stock have been issued to the licensor under the antidilution provisions of the agreement. The total fair value of the stock issued of $341,165 has been charged to research and development expense, $328,665 in 1996 and $12,500 in 1994.

        On October 8, 1996, the Company acquired the C31G Technology from the licensor. The purchase price was $1,925,000. As part of the agreement, the Company is required to make annual royalty payments equal to the sum of 1% of net product sales of up to $100,000,000 plus 0.5% of net product sales over $100,000,000 and 1% of any royalty payments received by the Company under license agreements. The term of the agreement lasts until December 31, 2011 or upon the expiration of the C31G Technology's patent protection, whichever is later. The Company's current C31G patents expire between 2006 and 2018. In connection with the purchase of the C31G Technology, the antidilution provision of the revised license agreement was canceled and the remaining cost of $126,000 associated with the original license agreement was subsequently written off as amortization expense.

  (b) UC-781

        In May 2001, the Company entered into an exclusive license agreement with Crompton Corporation (Crompton) under which Biosyn obtained the rights to develop and commercialize UC-781, a non-nucleotide reverse transcriptase inhibitor. Under the terms of the agreement, the Company paid to Crompton a nonrefundable, upfront license fee which was expensed in Research and Development. Crompton also received a warrant to purchase Biosyn common stock (note 11). Crompton is entitled to milestone payments upon the achievement of certain development milestones and royalties on product sales. If UC-781 is successfully developed, then Biosyn has exclusive worldwide commercialization rights.

  (c) Cyanovirin-N

        In February 2003, the Company acquired exclusive, worldwide rights from the National Institutes of Health (NIH) for the development and commercialization of the novel protein cyanovirin-N as a vaginal gel to prevent the sexual transmission of HIV. Under the terms of the agreement, the Company paid to the NIH a nonrefundable, upfront license fee which was expensed in Research and Development due to the fact that the technology has not yet reached technological feasibility and had no alternative future use. The NIH is entitled to milestone payments upon the achievement of certain development milestones and royalties on product sales.

  (d) Other Agreements

        The Company has entered into various other licensing, research, and technology agreements. Under these other agreements, Biosyn is working in collaboration with various other parties. Should any discoveries be made under such arrangements, the Company may be required to negotiate the licensing of the technology for the development of the respective discoveries. There are no significant funding commitments under any of these other agreements.

        The Company intends to expense to Research and Development expense milestone payments that are required to be made upon the occurrence of future events prior to receipt of applicable regulatory approval. The Company intends to capitalize payments that are required to be made upon the occurrence of future events commencing with regulatory approval.

(10) Stockholders' Equity

  (a) Preferred Stock

      Series A

        During 1999, the Articles of Incorporation were amended to authorize the issuance of 100,000 shares of preferred stock at $0.01 par value—21,000 designated as Series A Participating Preferred Stock (Series A Preferred Stock) and 79,000 to be designated by the board of directors. The Series A Preferred Stock has a liquidation preference equal to $1,000 per share plus accrued dividends (the

Series A Preference Amount), is senior to all common stock and has weighted voting rights equal to that number of shares of common stock, into which it can be converted.

        On June 4, 1999, the Company issued 7,000 shares of Series A Preferred Stock for $7,000,000. In connection with the issuance of the Series A Preferred Stock, the Company issued 50,000 warrants at an exercise price of $2.50. The estimated fair value of the warrants at the time of issuance was $21,400 and was treated as a discount on the Series A Preferred Stock. The value of such warrants has been classified as additional paid-in-capital. The difference between the redemption amount and carrying amount of Series A Preferred Stock is accreted to the carrying amount. The term of the accretion is from the date of issuance of the Series A Preferred Stock to the Series A Preferred Stock scheduled redemption dates. Accretion is based on the interest method. The accretion is added to the carrying amount of the Series A Preferred Stock so that the carrying amount will equal the redemption amount at the scheduled dates of redemption. Amounts accreted are charged to the accumulated deficit and are deducted in arriving at the net loss applicable to common shareholders on the statements of operations.

        Conversion Feature—Holders of the Series A Preferred Stock have the right to convert their shares, at any time, into a number of shares of common stock equivalent to the Series A Preference Amount divided by the conversion price in effect at that time. The initial conversion price was $2.50 per share and is adjusted only to prevent dilution. Upon the closing of a public offering, the shares will automatically be converted at their effective conversion price.

        Redemption Feature—On May 31, 2005, 2006, and 2007, 33.3%, 50%, and 100%, respectively, of the Series A Preferred Stock is redeemable at the option of the holder at an amount equal to the Series A Preference Amount.

        Dividends—Dividends on Series A Preferred Stock are payable at a rate of $120 per share per year. Dividends will be paid in additional shares of Series A Preferred Stock. Such dividends are prior to and in preference to any declaration or payment of dividends to the common stockholders. Cumulative dividends totaled $4,410,000, $3,780,000 and $2,940,000 at September 30, 2004,December 31, 2003 and 2002, respectively.

      Series B

        On January 5, 2001, the Company issued 5,000 shares of Series B Participating Preferred Stock (Series B Preferred Stock) for $5,000,000. The Series B Preferred Stock is equal in rank to the Series A Preferred Stock, has a liquidation preference equal to $1,000 per share plus accrued dividends (the Series B Preference Amount), is senior to all common stock, and has weighted voting rights equal to the number of shares of common stock into which it can be converted.

        Conversion Feature—Holders of the Series B Preferred Stock have the right to convert their shares, at any time, into a number of shares of common stock equivalent to the Series B Preference Amount divided by the conversion price in effect at that time. The initial conversion price was $3 per share and is adjusted only to prevent dilution. Upon the closing of a public offering that places a value on the Company of at least $60,000,000 and for which the net proceeds to the Company are not less than $20,000,000, the shares will automatically be converted at their effective conversion price.

        Redemption Feature—On May 31, 2005, 2006, and 2007, 33.3%, 50%, and 100%, respectively, of any holder's shares of Series B Preferred Stock will be redeemable at the option of the holder in an amount equal to the Series B Preference Amount.

        Dividends—Dividends on Series B Preferred Stock are payable at a rate of $120 per share per year. Dividends will be paid in additional shares of Series B Preferred Stock. Such dividends are to be repaid prior to any declaration or payment of dividends to the common stockholders. Cumulative dividends totaled $2,250,000, $1,800,000 and $1,200,000 at September 30, 2004, December 31, 2003 and 2002, respectively.

  (b) Common Stock

        In August 1992, the board of directors authorized a 10-for-1 stock split of the Company's $0.01 par value common stock. As a result of the split, 754,200 additional shares were issued and additional paid-in capital was reduced by $7,542. In October 1996, the Company amended its Articles of Incorporation to increase the authorized shares of the Company's $0.01 par value common stock from 4,000,000 shares to 25,000,000 shares. Concurrent with the amendment, the board of directors declared a 3-for-1 common stock split. As a result of the split, 2,384,978 additional shares were issued and additional paid-in capital was reduced by $23,849. All references in the accompanying financial statements to the number of common shares and per-share amounts have been retroactively restated to reflect the above stock splits.

        Pursuant to a development agreement with an educational institution entered into in 1990, the educational institution is entitled to hold 2% of the Company's outstanding equity up to an undiluted value of $100,000. For the equity interest received, the educational institution provided research assistance to the Company. A total of 238,752 shares of common stock have been issued to the educational institution, including 16,752 shares issued under the antidilution provision of the agreement.

        Between 1998 and 2003 the Company issued shares of common stock totaling 256,000 to a stockholder in exchange for extensions of the due dates for payment of accrued interest and principal on notes payable in 2003, 2002, 2001, 2000, and 1999, of $768,256, $692,002, $745,000, $1,365,000, and $1,545,000, respectively. The estimated fair value of the shares issued in 2003, 2002, 2001, 2000, and 1999 was $1,350, $29,000, $50,000, $125,000, and $125,000, respectively. The shares issued from 1999 through 2002 were recorded as deferred financing costs and amortized to interest expense using the straight-line method over the remaining term of the debt. The 2003 issuance has been recorded directly to interest expense. During the nine months ended September 30, 2004, the Company issued 269,000 shares of common stock for total proceeds of $7,490 and 20,000 shares of common stock for the modification of debt.

(11) Stock-Based Arrangements

  (a) Employee Stock Options

        On May 21, 1999, the Company adopted the 1999 Stock Option Plan (the Plan), which provides for the granting of options to employees and directors of the Company or any affiliate to purchase shares of the Company's common stock. The Plan is administered by the board of directors, who may grant options in the form of nonqualified stock options or incentive stock options. The Company is authorized to grant options for up to 1,000,000 common shares, of which 1,355,900, 524,600 and 650,500 options were issued and outstanding as of September 30, 2004, December 31, 2003 and 2002, respectively. As the exercise price was equal to the fair market value of the stock on the date of issue, no compensation expense was recorded in 2004, 2003 or 2002.

        Prior to the adoption of the Plan, the Company granted options to purchase shares of the Company's common stock to employees and directors of which 415,457 and 698,457 were issued and outstanding at December 31, 2003 and 2002, respectively.

  (b) Nonemployee Stock Options

        Stock options granted to consultants generally have an exercise price equal to the estimated fair value of the Company's common stock at the date of grant, vest immediately, and expire ten years from the date of grant.

        In connection with an agreement dated May 1, 1995, the Company granted options to a consultant to purchase 188,868 shares of common stock at an exercise price of $0.38 per share in exchange for services rendered. The estimated fair value of the options at the date of grant of $188,030 has been charged to general and administrative expense in 1995.

        Effective December 31, 1996, the Company granted options to a stockholder to purchase 127,500 shares of common stock at an exercise price of $3.60 in exchange for an extension of the due date for payment of accrued interest on notes payable of $1,650,000. The estimated fair value of the options at the date of grant of $134,000 has been capitalized as deferred financing costs and is being amortized to interest expense over the remaining term of the debt using the straight-line method.

        On February 1, 1997, the Company granted options to a consultant to purchase 40,000 shares of common stock at an exercise price of $3.60 per share in exchange for services to be rendered through January 31, 1999. The estimated fair value of the options at the date of grant of $38,158 has been capitalized as deferred expense and was amortized to research and development expense over the term of the agreement using the straight-line method.

        The Company granted stock options to a stockholder to purchase 7,250 shares of common stock at an exercise price of $3.60 in 1995, 4,500 options at an exercise price of $1.17 in 1997, and 2,225 options at an exercise price of $1.17 in 1998, in exchange for three extensions of the due date for payment of a note payable. The estimated fair value of the options at the date of grant of $7,000, $12,330, and $6,999, respectively, has been charged to interest expense in each respective year.

        In 1999, the Company modified the exercise price on options previously granted to a stockholder from $3.60 to $2.50 in exchange for an extension of the due date of a note payable. The fair value of the extension has been calculated as the difference between the fair value of the modified option and the value of the old option immediately before its terms were modified. This difference of $66,686 was recorded as deferred financing costs and was amortized to interest expense using the straight-line method over the remaining term of the note.

        In 1999, the Company granted options to a consultant to purchase 10,000 shares of common stock at an exercise price of $3.60 per share in exchange for services. The fair value of options of $11,532 was charged to general and administrative expense in 1999.

        In 2000, the Company granted options to a consultant to purchase 2,000 shares of common stock at an exercise price of $2.50 per share in exchange for services. The fair value of options of $1,412 was charged to general and administrative expense in 2000.

        For the years ended December 31, 2003 and 2002, the Company did not grant any options to non-employees or non-directors. A summary of the activity for all options (employee and nonemployee) for 2004, 2003 and 2002 is presented below:

	Shares	Weighted average exercise price
Outstanding January 1, 2002	1,701,073	$1.31
Granted	203,000	1.50
Forfeited	(172,773)	0.86
Exercised by employees	—	—

Outstanding December 31, 2002	1,731,300	$1.37

Options exercisable, December 31, 2002	1,320,400	$1.21

Granted	282,600	0.05
Forfeited	(561,500)	1.65
Exercised by employees	(130,000)	0.01

Outstanding December 31, 2003	1,322,400	$1.11

Options exercisable, December 31, 2003	1,016,731	$1.18

Granted	371,000	0.10
Forfeited	(19,500)	1.32
Exercised by employees	(249,000)	0.01
Cancelled	(43,500)	1.17

Outstanding September 30, 2004	1,381,400	$1.03

Options exercisable, September 30, 2004	808,000	$0.87

        The following table summarizes information about stock options outstanding at December 31, 2003:

December 31, 2003	Weighted average exercise price	Weighted average remaining contractual life
332,300	$0.01	2.47 years
202,600	0.05	9.09 years
343,500	1.17	0.82 years
225,000	1.50	8.00 years
34,000	2.50	6.00 years
83,000	3.00	6.63 years
72,000	3.60	3.78 years
30,000	4.00	5.00 years

1,322,400

  (c) Warrants

        As of September 30, 2004 and December 31, 2003, the Company has total warrants outstanding to purchase 250,000 shares of common stock. The warrants range in price from $1.17 to $2.50 and have a weighted average exercise price of $1.70 per share and a weighted average remaining contractual life of .64 years as of September 30, 2004 and 1.39 years as of December 31, 2003. As of September 30, 2004 and December 31, 2003, the warrants are still outstanding.

        Not included in the balance of total warrants outstanding is a warrant to purchase 228,000 shares of Biosyn's common stock at $3 per share issued to Crompton in connection with the license agreement for UC-781 (note 9). The Company did not take a charge against earnings in 2003 or 2002 for the issuance of the warrant because the warrant is not able to be exercised until certain development milestones of UC-781 are reached. Since there is no assurance that Biosyn will achieve these milestones, the warrant has no measurement date, and is therefore unable to be valued. If Biosyn had been able to calculate the value of the warrant issued to Crompton, assuming the warrant was exercisable at the time of grant, a 10-year expiration period, no dividend yield, a risk-free interest rate of 5.4% and a volatility of 46%, the Company would have recognized a charge against earnings of $168,720.

(12) Retirement Plans

        In 1999, the Company began sponsoring a defined contribution plan covering all employees. The plan provides for employer contributions based primarily on employee participation. The total expense under the plan during 2003 and 2002 was $28,246 and $21,001, respectively. There was no expense for the nine month period ended September 30, 2004 since employer contributions were discontinued during that period.

(13) Income Taxes

        Significant components of the Company's deferred tax assets for federal and state income taxes under SFAS No. 109 at December 31, 2003 and 2002 are as follows:

	2003	2002
Deferred tax assets:
Net operating loss carryforwards—federal and state	$6,935,115	$6,657,990
Compensation expense on stock options granted	791,000	791,000
Amortization and depreciation	407,466	156,131
Research and development credits—federal and state	1,033,837	798,636

Total	9,167,418	8,403,757
Valuation allowance	(9,167,418)	(8,403,757)

Net deferred income tax asset	$—	$—

        As of December 31, 2003 the Company had net operating loss carryforwards of approximately $17.4 million for federal income tax purposes that expire in 2005 through 2023. For state income tax purposes, the Company had net operating loss carryforwards of approximately $16.2 million that expire in 2005 through 2013. The state net operating loss carryforwards are subject to an annual limitation of $2 million. The utilization of such losses may be substantially restricted on an annual basis if there has been an ownership change under Section 382 of the Internal Revenue Code.

        Due to the Company's net loss, no current or deferred provision for income taxes was recorded for 2004, 2003 and 2002.

(14) Commitments and Contingencies

        The Company leases office and laboratory space under a noncancelable operating lease agreement that expires in October 2008. Rental expense was approximately $118,880, $219,487 and $172,160 for the nine months ended September 30, 2004, and the years ended December 31, 2003 and 2002, respectively. The future minimum lease payments for rent and office equipment as of September 30, 2004 are $47,277, $222,682, $222,771, $198,326 and $150,417 payable in 2004, 2005, 2006, 2007 and 2008, respectively.

        The Company, from time to time, is involved in routine legal matters and contractual disputes incidental to its normal operations. In management's opinion, there exist no matters that are expected to have a material adverse effect on the Company's financial condition, results of operations, or liquidity.

(15) Subsequent Events

        In March 2004, the Company entered into Promissory Notes with two of its stockholders for $562,860. The notes, intended to act as bridge capital while the Company seeks additional sources of capital or other strategic alternatives, are secured with assets of the Company, bear interest at an annual rate of 12%, and were due upon the earlier to occur of September 30, 2004 or a change in control. In September 2004, the Company and the stockholders agreed to extend the due date so the notes became due upon the earlier to occur of December 31, 2004 or a change in control. Additionally, the Company entered into two other Promissory Notes with one of the above-referenced stockholders in the amount of $50,000 each ($100,000 total). These notes, which were entered into in May and September 2004, respectively, are also being used as bridge financing to allow the Company to seek more permanent sources of capital or other strategic alternatives. Both notes are unsecured, bear interest at an annual rate of 12% and are due upon demand.

        In May, June, and July 2004, the Company entered into agreements to extend the due dates of two shareholder Notes Payable (note 7). Previously due on May 31 and June 30, 2004, the due dates of the notes were extended to October 31 and September 30, 2004, respectively. As of October 1, 2004, the Company was in default of the note due September 30, 2004.

        As of July 1, 2004, the Company was in default on four related-party notes payable totaling approximately $438,000. The notes, due on June 30, 2004, are payable to officers of the Company in exchange for past deferrals of salary and bonuses. Such amounts were properly expensed by the Company in the periods in which they were earned by the employees.

        At December 31, 2003, the Company was being threatened with litigation for non-payment by one of its vendors. The Company denied any wrongdoing, claiming non-performance by the service provider. In the first quarter of 2004, a lawsuit was filed by the plaintiff against the Company. The case was settled out of court in August 2004. Under the settlement agreement, the Company is obligated to pay $40,000 in cash over six months (August 2004 through January 2005). The Company had accrued the $40,000 at December 31, 2003. In addition, the Company owes the vendor an additional $60,000 to be paid no later than January 2007. However, the settlement provides that some or all of this additional liability is to be forgiven by the vendor depending on the cumulative dollar amount of contracts awarded to the vendor by the Company during the 30-month period from August 2004 through January 2007. At December 31, 2003, such amount has not been reflected as a liability in the December 31, 2003 financial statements as it represents a contingent liability.

        In September 2004, the Company entered into a sale-leaseback transaction for certain pieces of laboratory equipment, which resulted in net cash proceeds to the Company of $56,182. The equipment is now being financed through a capital lease over 36 months.

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PRO-FORMA FINANCIAL INFORMATION
Cellegy Pharmaceuticals, Inc. Unaudited Pro-forma Condensed Consolidated Statement of Operations Year Ended December 31, 2003 (In thousands, except per share amounts)
Unaudited Pro-forma Condensed Consolidated Statement of Operations Nine Months ended September 30, 2004 (In thousands, except per share amounts)
Cellegy Pharmaceuticals, Inc. Unaudited Pro-forma Condensed Consolidated Balance Sheet September 30, 2004 (In thousands)
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANICAL INFORMATION
Independent Auditors' Report
Financial Statements of Business Acquired
BIOSYN, INC. Balance Sheets
BIOSYN, INC. Statements of Operations For the years ended December 31, 2003 and 2002 and for the nine-month periods ended September 30, 2004 and 2003 (unaudited)
BIOSYN, INC. Statements of Changes in Stockholders' Deficiency For the years ended December 31, 2003 and 2002 and for the nine-month period ended September 30, 2004 (unaudited)
BIOSYN, INC. Statements of Cash Flows For the years ended December 31, 2003 and 2002 and for the nine-month periods ended September 30, 2004 and 2003 (unaudited)
BIOSYN, INC. Notes to Financial Statements